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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                 SCHEDULE 13-G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)

                       Vertex Communications Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                  925320-10-3
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act however, see the Notes).



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1       NAME OF REPORTING PERSON: J. Rex Vardeman
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####

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2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                (a)
                (b) /X/

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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION    U. S. A.

        NUMBER OF                       5       SOLE VOTING POWER
        SHARES                                  279,070
        BENEFICIALLY                    6       SHARED VOTING POWER
        OWNED BY                                -0-
        EACH                            7       SOLE DISPOSITIVE POWER
        REPORTING                               279,070
        PERSON                          8       SHARED DISPOSITIVE POWER
        WITH                                    -0-

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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        279,070
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.5
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12      TYPE OF REPORTING PERSON

        IN
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ITEM 1
(a) NAME OF ISSUER:

Vertex Communications Corporation
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(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

2600 N. Longview Street, Kilgore, Texas  75662
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ITEM 2

(a)     NAME OF PERSON FILING:

        J. Rex Vardeman

(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

        2600 N. Longview Street, Kilgore, Texas  75662

(c)     CITIZENSHIP:

        U. S. A.

(d)     TITLE AND CLASS OF SECURITIES:

        Common Stock, $.10 par value

(e)     CUSIP NUMBER:

        925320-10-3

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Item 3  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13A-L(B) OR, 13D-2(B),
        CHECK WHETHER THE PERSON FILING IS A:

        (a)  [ ]   Broker or Dealer registered under section 15 of the Act
        (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
        (c)  [ ]   Insurance Company as defined in section 3(a)(19) of the Act
        (d)  [ ]   Investment Company registered under Section 8 of the
                   Investment Company Act
        (e)  [ ]   Investment Adviser registered under Section 203 of the
                   Investment Advisers Act of 1940
        (f)  [ ]   Employee Benefit Plan Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                   1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
        (g)  [ ]   Parent Holding Company, in accordance with Section
                   240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
        (h)  [ ]   Group in accordance with Section 240.13d-1(b)(1)(ii)(H)

                   Not Applicable.
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Item 4  OWNERSHIP:

        (a)     AMOUNT BENEFICIALLY OWNED: 279,070

        (b)     PERCENT OF CLASS: 5.5

        (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                        279,070

                (ii)    SHARED POWER TO VOTE OR DIRECT TO VOTE:

                        -0-

                (iii)   SOLE POWER TO DISPOSE OF OR DIRECT DISPOSITION

                        279,070

                (iv)    SHARED POWER TO DISPOSE OR DIRECT DISPOSITION OF:

                        -0-



Item 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable


Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


Item 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable



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Item 9  NOTICE OF DISSOLUTION OF GROUP

               Not Applicable


Item 10 CERTIFICATION.

               Not Applicable


                                   SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:   February 13, 1998

                /s/ J. Rex Vardeman
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                J. Rex Vardeman